UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

BankUnited, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

06652K103

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 06652K103	Page 1 of 39

1	Names of reporting persons The Carlyle Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 13,721,131
	7	Sole dispositive power 0
	8	Shared dispositive power 13,721,131
9	Aggregate amount beneficially owned by each reporting person 13,721,131
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 14.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 2 of 39

1	Names of reporting persons Carlyle Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 13,721,131
	7	Sole dispositive power 0
	8	Shared dispositive power 13,721,131
9	Aggregate amount beneficially owned by each reporting person 13,721,131
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 14.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 3 of 39

1	Names of reporting persons Carlyle Holdings II GP L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 12,305,947
	7	Sole dispositive power 0
	8	Shared dispositive power 12,305,947
9	Aggregate amount beneficially owned by each reporting person 12,305,947
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 13.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 4 of 39

1	Names of reporting persons Carlyle Holdings II L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Québec
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 12,305,947
	7	Sole dispositive power 0
	8	Shared dispositive power 12,305,947
9	Aggregate amount beneficially owned by each reporting person 12,305,947
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 13.0%
12	Type of reporting person OO (Québec société en commandit)

SCHEDULE 13G

CUSIP No. 06652K103	Page 5 of 39

1	Names of reporting persons TC Group Cayman Investment Holdings, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 12,305,947
	7	Sole dispositive power 0
	8	Shared dispositive power 12,305,947
9	Aggregate amount beneficially owned by each reporting person 12,305,947
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 13.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 6 of 39

1	Names of reporting persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 12,305,947
	7	Sole dispositive power 0
	8	Shared dispositive power 12,305,947
9	Aggregate amount beneficially owned by each reporting person 12,305,947
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 13.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 7 of 39

1	Names of reporting persons TC Group V, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 6,152,973
	7	Sole dispositive power 0
	8	Shared dispositive power 6,152,973
9	Aggregate amount beneficially owned by each reporting person 6,152,973
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 8 of 39

1	Names of reporting persons TC Group V, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 6,152,973
	7	Sole dispositive power 0
	8	Shared dispositive power 6,152,973
9	Aggregate amount beneficially owned by each reporting person 6,152,973
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 9 of 39

1	Names of reporting persons Carlyle Partners V, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 5,791,067
	7	Sole dispositive power 0
	8	Shared dispositive power 5,791,067
9	Aggregate amount beneficially owned by each reporting person 5,791,067
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 10 of 39

1	Names of reporting persons CP V Coinvestment A, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 232,580
	7	Sole dispositive power 0
	8	Shared dispositive power 232,580
9	Aggregate amount beneficially owned by each reporting person 232,580
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.2%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 11 of 39

1	Names of reporting persons CP V Coinvestment B, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 12,813
	7	Sole dispositive power 0
	8	Shared dispositive power 12,813
9	Aggregate amount beneficially owned by each reporting person 12,813
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 Less than 0.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 12 of 39

1	Names of reporting persons Carlyle Partners V-A, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 116,513
	7	Sole dispositive power 0
	8	Shared dispositive power 116,513
9	Aggregate amount beneficially owned by each reporting person 116,513
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 13 of 39

1	Names of reporting persons Carlyle Financial Services, Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 6,152,974
	7	Sole dispositive power 0
	8	Shared dispositive power 6,152,974
9	Aggregate amount beneficially owned by each reporting person 6,152,974
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.5%
12	Type of reporting person OO (Cayman Islands Exempt Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 14 of 39

1	Names of reporting persons TCG Financial Services, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 6,152,974
	7	Sole dispositive power 0
	8	Shared dispositive power 6,152,974
9	Aggregate amount beneficially owned by each reporting person 6,152,974
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 15 of 39

1	Names of reporting persons Carlyle Financial Services BU, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 6,152,974
	7	Sole dispositive power 0
	8	Shared dispositive power 6,152,974
9	Aggregate amount beneficially owned by each reporting person 6,152,974
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 16 of 39

1	Names of reporting persons Carlyle Holdings I GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 06652K103	Page 17 of 39

1	Names of reporting persons Carlyle Holdings I GP Sub L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 18 of 39

1	Names of reporting persons Carlyle Holdings I L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 19 of 39

1	Names of reporting persons TC Group, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 20 of 39

1	Names of reporting persons TC Group Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 21 of 39

1	Names of reporting persons TC Group CSP II, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 22 of 39

1	Names of reporting persons CSP II General Partner, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,415,184
	7	Sole dispositive power 0
	8	Shared dispositive power 1,415,184
9	Aggregate amount beneficially owned by each reporting person 1,415,184
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 23 of 39

1	Names of reporting persons Carlyle Strategic Partners II, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,367,645
	7	Sole dispositive power 0
	8	Shared dispositive power 1,367,645
9	Aggregate amount beneficially owned by each reporting person 1,367,645
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 1.4%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 24 of 39

1	Names of reporting persons CSP II Coinvestment, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 47,539
	7	Sole dispositive power 0
	8	Shared dispositive power 47,539
9	Aggregate amount beneficially owned by each reporting person 47,539
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 25 of 39

1	Names of reporting persons TCG Holdings, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 26 of 39

1	Names of reporting persons TC Group V Managing GP, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 27 of 39

1	Names of reporting persons DBD Cayman Holdings, Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Cayman Islands Exempt Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 28 of 39

1	Names of reporting persons DBD Cayman, Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Cayman Islands Exempt Company)

SCHEDULE 13G

CUSIP No. 06652K103	Page 29 of 39

1	Names of reporting persons TCG Holdings Cayman II, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 06652K103	Page 30 of 39

ITEM 1.	(a)	Name of Issuer:

BankUnited, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

14817 Oak Lane Miami Lakes, FL 33016

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group V, L.L.C.

TC Group V, L.P.

Carlyle Partners V, L.P.

CP V Coinvestment A, L.P.

CP V Coinvestment B, L.P.

Carlyle Partners V-A, L.P.

Carlyle Financial Services, Ltd.

TCG Financial Services, L.P.

Carlyle Financial Services BU, L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group, L.L.C.

TC Group Sub L.P.

TC Group CSP II, L.L.C.

CSP II General Partner, L.P.

Carlyle Strategic Partners II, L.P.

CSP II Coinvestment, L.P.

TCG Holdings, L.L.C.

TC Group V Managing GP, L.L.C.

DBD Cayman Holdings, Ltd.

DBD Cayman, Ltd.

TCG Holdings Cayman II, L.P.

SCHEDULE 13G

CUSIP No. 06652K103	Page 31 of 39

Following an internal reorganization on May 2, 2012, TC Group Cayman Investment Holdings, L.P. is no longer the managing member of TC Group CSP II, L.L.C. and TC Group V Managing GP, L.L.C. is no longer the general partner of TC Group V, L.P. Accordingly, DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P., TCG Holdings, L.L.C. and TC Group V Managing GP, L.L.C. may no longer be deemed to beneficially own the shares reported herein.

	(b)	Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., Carlyle Financial Services, Ltd., TCG Financial Services, L.P., DBD Cayman Holdings, Ltd., DBD Cayman, Ltd. and TCG Holdings Cayman II, L.P. is c/o Walker Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands. The address for each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

	(c)	Citizenship of each Reporting Person is:

TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., Carlyle Financial Services, Ltd., TCG Financial Services, L.P., DBD Cayman Holdings, Ltd., DBD Cayman, Ltd. and TCG Holdings Cayman II, L.P. are organized in the Cayman Islands. Carlyle Holdings II L.P. is a Québec société en commandit. Each of the other reporting persons is organized in the state of Delaware.

	(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”).

	(e)	CUSIP Number:

06652K103

ITEM 3.

Not applicable.

SCHEDULE 13G

CUSIP No. 06652K103	Page 32 of 39

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2012, based upon 94,460,463 shares of the Issuer’s Common Stock outstanding as of November 2, 2012.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	13,721,131	14.5%	0	12,305,947	0	12,305,947
The Carlyle Group L.P.	13,721,131	14.5%	0	12,305,947	0	12,305,947
Carlyle Holdings II GP L.L.C.	12,305,947	13.0%	0	12,305,947	0	12,305,947
Carlyle Holdings II L.P.	12,305,947	13.0%	0	12,305,947	0	12,305,947
TC Group Cayman Investment Holdings, L.P.	12,305,947	13.0%	0	12,305,947	0	12,305,947
TC Group Cayman Investment Holdings Sub L.P.	12,305,947	13.0%	0	12,305,947	0	12,305,947
TC Group V, L.L.C.	6,152,973	6.5%	0	6,152,973	0	6,152,973
TC Group V, L.P.	6,152,973	6.5%	0	6,152,973	0	6,152,973
Carlyle Partners V, L.P.	5,791,067	6.1%	0	5,791,067	0	5,791,067
CP V Coinvestment A, L.P.	232,580	0.2%	0	232,580	0	232,580
CP V Coinvestment B, L.P.	12,813	0.0%	0	12,813	0	12,813
Carlyle Partners V-A, L.P.	116,513	0.1%	0	116,513	0	116,513
Carlyle Financial Services, Ltd.	6,152,974	6.5%	0	6,152,974	0	6,152,974
TCG Financial Services, L.P.	6,152,974	6.5%	0	6,152,974	0	6,152,974
Carlyle Financial Services BU, L.P.	6,152,974	6.5%	0	6,152,974	0	6,152,974
Carlyle Holdings I GP Inc.	1,415,184	1.5%	0	1,415,184	0	1,415,184
Carlyle Holdings I GP Sub L.L.C.	1,415,184	1.5%	0	1,415,184	0	1,415,184
Carlyle Holdings I L.P.	1,415,184	1.5%	0	1,415,184	0	1,415,184
TC Group, L.L.C.	1,415,184	1.5%	0	1,415,184	0	1,415,184
TC Group Sub L.P.	1,415,184	1.5%	0	1,415,184	0	1,415,184
TC Group CSP II, L.L.C.	1,415,184	1.5%	0	1,415,184	0	1,415,184
CSP II General Partner, L.P.	1,415,184	1.5%	0	1,415,184	0	1,415,184
Carlyle Strategic Partners II, L.P.	1,367,645	1.4%	0	1,367,645	0	1,367,645
CSP II Coinvestment, L.P.	47,539	0.1%	0	47,539	0	47,539
TCG Holdings, L.L.C.	0	0.0%	0	0	0	0
TC Group V Managing GP, L.L.C.	0	0.0%	0	0	0	0
DBD Cayman Holdings, Ltd.	0	0.0%	0	0	0	0
DBD Cayman, Ltd.	0	0.0%	0	0	0	0
TCG Holdings Cayman II, L.P.	0	0.0%	0	0	0	0

Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Carlyle Partners V-A, L.P. and Carlyle Financial Services BU, L.P. are the record holders of 5,791,067, 232,580, 12,813, 116,513 and 6,152,974 shares of Common Stock, respectively. Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. are the record holders of 1,367,645 and 47,539 shares of Common Stock, respectively.

SCHEDULE 13G

CUSIP No. 06652K103	Page 33 of 39

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ.

The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P. TC Group Cayman Investment Holdings Sub L.P. is the managing member of TC Group V, L.L.C., which is the general partner of TC Group V, L.P., which is the general partner of each of Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P. and Carlyle Partners V-A, L.P. TC Group Cayman Investment Holdings Sub L.P. is also the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services BU, L.P. Accordingly, Carlyle Group Management L.L.C. and each of the entities mentioned in this paragraph may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Carlyle Partners V-A, L.P. and Carlyle Financial Services BU.

The Carlyle Group L.P. is also the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. Accordingly, Carlyle Group Management L.L.C. and each of the entities mentioned in this paragraph may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

SCHEDULE 13G

CUSIP No. 06652K103	Page 34 of 39

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G

CUSIP No. 06652K103	Page 35 of 39

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 06652K103	Page 36 of 39

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP V, L.L.C.
By: TC Group Cayman Investment Holdings Sub L.P., its managing member
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP V, L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE PARTNERS V, L.P.
By: TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CP V COINVESTMENT A, L.P.
By: TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CP V COINVESTMENT B, L.P.
By: TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

SCHEDULE 13G

CUSIP No. 06652K103	Page 37 of 39

CARLYLE PARTNERS V-A, L.P.
By: TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE FINANCIAL SERVICES, LTD.
By: TC Group Cayman Investment Holdings Sub L.P., its managing member
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Ann Siebecker, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TCG FINANCIAL SERVICES, L.P.
By: Carlyle Financial Services, Ltd., its general partner

By:	/s/ Ann Siebecker, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE FINANCIAL SERVICES BU, L.P.
By: TCG Financial Services, L.P., its general partner
By: Carlyle Financial Services, Ltd., its general partner

By:	/s/ Ann Siebecker, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP INC.

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP SUB L.L.C.
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 06652K103	Page 38 of 39

CARLYLE HOLDINGS I L.P.
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP, L.L.C.
By: Carlyle Holdings I L.P., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP SUB L.P.
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CSP II, L.L.C.

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

CSP II GENERAL PARTNER, L.P.

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE STRATEGIC PARTNERS II, L.P.
By: CSP II General Partner, L.P., its general partner

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

SCHEDULE 13G

CUSIP No. 06652K103	Page 39 of 39

CSP II COINVESTMENT, L.P.
By: CSP II General Partner, L.P., its general partner

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

TCG HOLDINGS, L.L.C.

By:	/s/ John Beczak, attorney-in-fact
Name: Daniel D’Aniello
Title:	Managing Director

TC GROUP V MANAGING GP, L.L.C.
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ John Beczak, attorney-in-fact
Name: Daniel D’Aniello
Title:	Managing Director

DBD CAYMAN HOLDINGS, LTD.

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Ordinary Member

DBD CAYMAN, LTD.
By: DBD Cayman Holdings, Ltd., its sole shareholder

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Ordinary Member

TCG HOLDINGS CAYMAN II, L.P.
By: DBD Cayman, Ltd., its general partner
By: DBD Cayman Holdings, Ltd., its sole shareholder

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Ordinary Member

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney

99	Joint Filing Agreement